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                                                                    Exhibit 12.1



                               XTRA CORPORATION
          STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
               For the nine months ended June 30, 2000 and 1999
                             (Millions of dollars)
                                  (Unaudited)

                                                 2000              1999
                                              ------------     ------------
EARNINGS
Pretax income (loss)                          $        79      $        30
  Add:  Fixed charges (Note 1)                         50               43
                                              ------------     ------------

                                              $       129      $        73
                                              ============     ============

FIXED CHARGES                                 $        50      $        43
                                              ============     ============

Ratio of Earnings to Fixed Charges                    2.6              1.7
                                              ============     ============

Note 1: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtdness, the portion of rental equipment lease financing which represents interest and the portion of rental expense which represents interest.

Note 2: Excluding one-time charges, the ratio of earnings to fixed charges for the nine months ended June 30, 1999, would have been 2.6.

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